Exhibit 99.1
FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS
FOR ITS 2015 FISCAL FOURTH QUARTER AND YEAR ENDED
MARCH 31, 2015

•	FULL YEAR OPERATING REVENUE GROWTH OF 13.9% WITH BRISTOW VALUE ADDED AND CASH FLOW IMPROVEMENT YEAR OVER YEAR, IN SPITE OF U.S. DOLLAR APPRECIATION AND THE INDUSTRY DOWNTURN

•	FOURTH QUARTER GAAP EARNINGS PER SHARE OR EPS OF $0.43 PER DILUTED SHARE (NET INCOME OF $15.1 MILLION) AND FISCAL YEAR 2015 GAAP EPS OF $2.37 PER DILUTED SHARE (NET INCOME OF $84.3 MILLION)

•
FOURTH QUARTER ADJUSTED EPS OF $0.91 PER DILUTED SHARE (ADJUSTED NET INCOME OF $31.8 MILLION) AND FISCAL YEAR 2015 ADJUSTED EPS OF $3.77 PER DILUTED SHARE (ADJUSTED NET INCOME OF $134.0 MILLION), WHICH EXCLUDE THE IMPACT OF SPECIAL ITEMS AND ASSET DISPOSITIONS

•	COMPANY PROVIDES GUIDANCE RANGE FOR FISCAL YEAR 2016 ADJUSTED EPS OF $3.90 - $4.40

HOUSTON, MAY 20, 2015 – Bristow Group Inc. (NYSE: BRS) today reported net income for the March 2015 fiscal fourth quarter of $15.1 million, or $0.43 per diluted share, compared to net income of $30.3 million, or $0.83 per diluted share, in the same period a year ago.
Adjusted net income, which excludes special items and asset disposition effects, decreased 35.3% to $31.8 million, or $0.91 per diluted share, for the March 2015 quarter, compared to $49.1 million, or $1.35 per diluted share, in the March 2014 quarter.
Operating revenue was $418.9 million for the March 2015 quarter compared to $404.6 million a year ago, an increase of 3.5%, driven by improvements in our Australia, North America and Europe Business Units. Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which also excludes special items and asset disposition effects, was $126.3 million for the March 2015 quarter compared to $122.9 million in the same period a year ago, an increase of 2.8%. Results for the March 2015 quarter were significantly impacted by changes in foreign exchange rates of $12.9 million, primarily related to the Brazilian real, which decreased diluted earnings per share by $0.29, on an adjusted and unadjusted basis.

“Fiscal 2015 was a successful fiscal year in terms of operational performance, with the Bristow team remaining focused on what is vital: the safety and efficiency of our client’s personnel and business,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group. “Despite the headwinds that emerged during the second half of our fiscal year, we delivered revenue growth, and through the disciplined efforts of our employees, we proactively implemented cost and capital reductions that created FY15’s strong Bristow Value Added (“BVA”), adjusted EBITDAR and operating cash flow. Bristow’s performance in the face of this downturn demonstrates the uniqueness of our business model and balance sheet strength, but more importantly the resilience of the Bristow Team.”
“We will continue to invest in our future and position Bristow to capitalize on opportunities that emerge, while committing to a balanced return for our shareholders such as our dividend which has more than doubled since its initiation in 2011,” added Mr. Baliff.
FISCAL YEAR 2015 RESULTS

•
Operating revenue increased 13.9% to $1.7 billion compared to $1.5 billion a year ago. Large AirCraft Equivalent (“LACE”) increased from 158 to 166 while our LACE rate decreased slightly from $9.34 million to $9.21 million during fiscal year 2015.

•
GAAP net income decreased 54.9% to $84.3 million, or $2.37 per diluted share, from $186.7 million, or $5.09 per diluted share, for fiscal year 2014 impacted by a higher gain on sale of unconsolidated affiliates in fiscal year 2014 and a higher loss on disposal of assets, primarily due to non-cash impairment charges related to aircraft of $36.1 million, in fiscal year 2015.

•	Adjusted net income for fiscal year 2015 decreased 17.9% to $134.0 million, or $3.77 per diluted share, from $163.2 million, or $4.45 per diluted share, in the fiscal year ended March 31, 2014.

•
Results for fiscal year 2015 were significantly impacted by changes in foreign exchange rates of $39.4 million, primarily related to the Brazilian real, which decreased diluted earnings per share by $0.88 for the period, on an adjusted and unadjusted basis.

•	In addition to the unfavorable impact of changes in foreign exchange rates, results for fiscal year 2015 were significantly impacted by:

◦
An increase in general and administrative expense of $54.3 million driven by higher compensation costs of $20.1 million primarily related to improved BVA year-over-year and stock price performance versus our peer group, and higher professional fees of $13.1 million related to ongoing Operations Transformation and other initiatives,

◦
A loss on disposal of assets of $35.8 million (primarily due to non-cash impairment charges related to aircraft of $36.1 million) and GAAP non-cash inventory impairment charges of $7.2 million in fiscal year 2015, and

◦	Additional depreciation expense related to fleet changes of $10.4 million.

•	We continued to see top line strength in our operations driving an improvement in adjusted EBITDAR of 9.3% to $473.8 million in the current fiscal year from $433.7 million in the prior fiscal year.

•
In terms of cash generation from our operations and management of our capital, net cash provided by operating activities was $253.2 million for fiscal year 2015 compared to $232.1 million for the prior fiscal year. Our total liquidity, which includes cash on hand and availability under our revolving credit facility, was $369.9 million as of March 31, 2015 compared to $529.9 million as of March 31, 2014. The decrease in liquidity year over year primarily related to significant cash expenditures primarily for growth totaling $601.8 million in fiscal year 2015.

•
Our net income and diluted earnings per share were also impacted by an increase in pre-tax rent expense of $59.0 million for fiscal year 2015 compared to the prior year. These increases in rent expense resulted from an increase in the number of leased aircraft compared to the prior fiscal year.

FOURTH QUARTER FISCAL YEAR 2015 RESULTS

•	Operating revenue increased 3.5% to $418.9 million compared to $404.6 million in the March 2014 quarter.

•	Operating income decreased 41.6% to $27.7 million compared to $47.4 million in the March 2014 quarter.

•	GAAP net income decreased 50.3% to $15.1 million, or $0.43 per diluted share, compared to $30.3 million, or $0.83 per diluted share, in the March 2014 quarter.

•
Results for the March 2015 quarter were significantly impacted by changes in foreign exchange rates of $12.9 million, primarily related to the Brazilian real, which decreased diluted earnings per share by $0.29 for the period, on an adjusted and unadjusted basis.

•	In addition to the unfavorable impact of changes in foreign exchange rates, GAAP results for the March 2015 quarter were significantly impacted by:

◦	A loss on disposal of assets of $10.3 million (including non-cash impairment charges related to aircraft of $7.3 million), and

◦	Additional depreciation expense related to fleet changes of $10.4 million.

•
Despite the impact of changes in foreign exchange rates, adjusted EBITDAR improved 2.8% to $126.3 million for the March 2015 quarter from $122.9 million for the March 2014 quarter primarily as a result of the following:

◦	The startup of new contracts in our Australia Business Unit and the addition of Airnorth,

◦	The proactive cost reduction efforts realized by our West Africa Business Unit, and

◦	A favorable shift in the mix to larger aircraft under contract and improved utilization that benefited our North America Business Unit.

•
Our net income and diluted earnings per share were also impacted by an increase in pre-tax rent expense of $18.8 million for the March 2015 quarter compared to the prior year period. These increases in rent expense resulted from an increase in the number of leased aircraft compared to the prior fiscal year.

FOURTH QUARTER FISCAL YEAR 2015 BUSINESS UNIT RESULTS
Europe Business Unit
Operating revenue for the March 2015 quarter improved in our Europe Business Unit compared to the prior year quarter primarily due to reporting a full quarter of Eastern Airways results and increased activity in Norway. Adjusted EBITDAR margin decreased to 29.9% in the March 2015 quarter compared to 37.3% in the March 2014 quarter primarily due to the absence of $8.5 million in credits for maintenance expense from original equipment manufacturers that were recognized in the March 2014 quarter. Also negatively impacting adjusted EBITDAR for the March 2015 quarter was a $7.1 million unfavorable impact of changes in foreign exchange rates which was the primary driver of a sequential decline in the adjusted EBITDAR margin from 33.1% in the December 2014 quarter to 29.9% in the March 2015 quarter.
West Africa Business Unit
Operating revenue decreased by 10.0% in our West Africa Business Unit for the March 2015 quarter compared to the March 2014 quarter due to reduced activity. Adjusted EBITDAR increased by 29.3% compared to the March 2014 quarter and adjusted EBITDAR margin increased to 47.7% for the March 2015 quarter compared to 33.2% for the March 2014 quarter. Adjusted EBITDAR and adjusted EBITDAR margin benefited from cost reductions and efficiency gains realized in our operations. Also impacting adjusted EBITDAR and adjusted EBITDAR margin for the March 2015 quarter was a $2.6 million favorable impact of changes in foreign exchange rates. Sequentially, adjusted EBITDAR margin increased from a 34.6% margin in the December 2014 quarter primarily due to the cost reduction efforts.
North America Business Unit
The North America Business Unit realized increases in operating revenue, adjusted EBITDAR and adjusted EBITDAR margin in the March 2015 quarter compared to the prior year quarter due to an increase in the number of large aircraft on contract and improved utilization. Adjusted EBITDAR and adjusted EBITDAR margin improved to $28.2 million and 48.3%, respectively, in the March 2015 quarter compared to $19.7 million and 35.4%, respectively, in the March 2014 quarter. Sequentially, adjusted EBITDAR margin improved from 40.0% in the December 2014 quarter.
Australia Business Unit
The Australia Business Unit realized increases in operating revenue, adjusted EBITDAR and adjusted EBITDAR margin compared to the prior year quarter primarily as a result of new client contracts and the acquisition of Airnorth in January 2015. Airnorth contributed $11.4 million of operating revenue and $2.1 million of adjusted EBTIDAR during the March 2015 quarter. Operating revenue increased to $62.9 million in the March 2015 quarter from $40.6 million in the March 2014 quarter. Adjusted EBITDAR and adjusted EBITDAR margin increased to $17.6 million and 27.9%, respectively, from $9.7 million and 24.0%, respectively, in the March 2014 quarter. Sequentially, adjusted EBITDAR margin improved from 25.4% in the December 2014 quarter primarily due to the contribution of new contracts.
Other International Business Unit
Operating revenue for our Other International Business Unit compared to the prior year quarter decreased primarily due to the end of contracts in Malaysia, Brazil and Trinidad, partially offset by a change in aircraft mix in Trinidad. Adjusted EBITDAR and adjusted EBITDAR margin for the March 2015 quarter decreased to $7.5 million and 23.6%, respectively, compared to $20.2 million and 53.3%, respectively, in the March 2014 quarter, primarily due to a $12.6 million unfavorable impact of changes in foreign currency rates on Líder, our unconsolidated affiliate in Brazil. Sequentially, adjusted EBITDAR margin increased from 20.7% in the December 2014 quarter.
CHANGES TO BUSINESS UNITS
Effective April 1, 2015, we reorganized our global operations from five business units to four regions as follows: Africa, Americas, Asia Pacific and Europe Caspian. The goal of these changes is to streamline and standardize our business, simplify our operating model, reduce costs and support consistent and faster response to clients globally. We believe the new structure will allow us to respond to market opportunities faster and execute our growth strategy more efficiently.
The Africa region will comprise all our operations and affiliates on the African continent, including Nigeria, Tanzania and Egypt.
The Americas region will comprise all our operations and affiliates in North America and South America, including Brazil, Canada, Trinidad and the U.S. Gulf of Mexico.
The Asia Pacific region will comprise all our operations and affiliates in Australia and Southeast Asia, including Malaysia and Sakhalin.
The Europe Caspian region will comprise all our operations and affiliates in Europe and Central Asia, including Norway, the U.K. and Turkmenistan.
Our historical business unit operating results will be recast based on the new region structure beginning with the quarter ending June 30, 2015.
DIVIDEND
On May 15, 2015, our Board of Directors approved our seventeenth consecutive quarterly dividend. This dividend of $0.34 per share will be paid on June 18, 2015 to shareholders of record on June 5, 2015. Based on shares outstanding as of March 31, 2015, the total quarterly dividend payment will be approximately $11.8 million.

GUIDANCE
“Our fiscal year 2015 earnings performance was materially impacted by the strength of the U.S. dollar, which reduced our adjusted earnings per share by $0.88, the majority of which came from the weakness in the Brazilian real and is non-cash. A large portion of the negative impact occurred in the fourth fiscal quarter,” said John Briscoe, Senior Vice President and Chief Financial Officer of Bristow Group. “We generated very strong and improving operating cash flow and also created value for our shareholders by delivering $100 million of BVA during fiscal 2015. Impacts from the oil and gas downturn materialized in our fourth quarter; however good cost control resulted in a sequential improvement in adjusted EBITDAR margin for the quarter.”
Today, we are announcing our adjusted diluted earnings per share guidance range for fiscal year 2016 of $3.90 to $4.40.
“The fiscal 2016 energy industry environment is presenting more challenges and uncertainties for the oil and gas portion of our business and impacts our full year adjusted EPS guidance range. However, our business model, which is strongly tied to offshore production combined with the start-up of the U.K. SAR contract and our growing fixed-wing operations, supports our expectation of average adjusted earnings growth of 10%-15% per year over the medium and long term,” added Mr. Briscoe.
As a reminder, our adjusted diluted earnings per share guidance excludes the effect of special items and asset dispositions because their timing and amounts are more variable and less predictable. Further, this guidance is based on foreign exchange rates as of March 31, 2015 and assumes the rates will remain unchanged. In providing this guidance, we have not included the impact of any changes in accounting standards or significant acquisitions and divestitures. Events or other circumstances that we do not currently anticipate or cannot predict, including changes in the market and industry, could result in earnings per share for fiscal year 2016 that are significantly above or below this guidance. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure and the Risk Factors in our annual report on Form 10-K for the fiscal year ended March 31, 2015.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. EDT (9:00 a.m. CDT) on Thursday, May 21, 2015 to review financial results for the fiscal year 2015 and fourth quarter ended March 31, 2015. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2015 Fourth Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648

•	Replay: A telephone replay will be available through May 28, 2015 and may be accessed by calling toll free 1-877-660-6853, passcode: 13606746#

Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030

•	Replay: A telephone replay will be available through May 28, 2015 and may be accessed by calling toll free 1-201-612-7415, passcode: 13606746#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance and earnings growth, expected contract revenue, capital deployment strategy, operational and capital performance, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include, without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment and Operational Excellence programs; availability of employees with the necessary skills; and political instability, war or acts of terrorism in any of the countries in which we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2015. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2015	2014	2015	2014

Gross revenue:
Operating revenue from non-affiliates	$396,801	$382,363	$1,639,263	$1,423,653
Operating revenue from affiliates	22,075	22,222	87,724	92,673
Reimbursable revenue from non-affiliates	31,479	36,340	131,682	153,180
Reimbursable revenue from affiliates	—	—	—	76
	450,355	440,925	1,858,669	1,669,582

Operating expense:
Direct cost	283,508	270,092	1,174,991	1,041,575
Reimbursable expense	30,100	34,823	124,566	144,557
Impairment of inventories	—	10,540	7,167	12,669
Depreciation and amortization	37,129	25,645	114,293	95,977
General and administrative	59,471	64,079	254,158	199,814
	410,208	405,179	1,675,175	1,494,592

Gain (loss) on disposal of assets	(10,255)	81	(35,849)	(722)
Earnings from unconsolidated affiliates, net of losses	(2,190)	11,594	(1,771)	12,709

Operating income	27,702	47,421	145,874	186,977
Interest expense, net	(7,679)	(7,805)	(29,354)	(43,218)
Extinguishment of debt	—	—	(2,591)	—
Gain on sale of unconsolidated affiliate	—	—	3,921	103,924
Other income (expense), net	175	(2,117)	(6,377)	(2,692)
Income before provision for income taxes	20,198	37,499	111,473	244,991
Provision for income taxes	(4,390)	(5,530)	(22,766)	(57,212)
Net income	15,808	31,969	88,707	187,779
Net income attributable to noncontrolling interests	(731)	(1,651)	(4,407)	(1,042)
Net income attributable to Bristow Group	$15,077	$30,318	$84,300	$186,737

Earnings per common share:
Basic	$0.43	$0.84	$2.40	$5.15
Diluted	$0.43	$0.83	$2.37	$5.09

Non-GAAP measures:
Adjusted operating income	$49,261	$68,401	$210,564	$233,459
Adjusted operating margin	11.8%	16.9%	12.2%	15.4%
Adjusted EBITDAR	$126,330	$122,923	$473,824	$433,656
Adjusted EBITDAR margin	30.2%	30.4%	27.4%	28.6%
Adjusted net income	$31,804	$49,129	$133,963	$163,176
Adjusted diluted earnings per share	$0.91	$1.35	$3.77	$4.45

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$104,146	$204,341
Accounts receivable from non-affiliates	250,610	292,650
Accounts receivable from affiliates	8,008	4,793
Inventories	147,169	137,463
Assets held for sale	57,827	29,276
Prepaid expenses and other current assets	70,091	53,084
Total current assets	637,851	721,607
Investment in unconsolidated affiliates	216,376	262,615
Property and equipment – at cost:
Land and buildings	171,959	145,973
Aircraft and equipment	2,493,869	2,646,150
	2,665,828	2,792,123
Less – Accumulated depreciation and amortization	(508,727)	(523,372)
	2,157,101	2,268,751
Goodwill	75,628	56,680
Other assets	143,764	88,604
Total assets	$3,230,720	$3,398,257
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$84,193	$89,818
Accrued wages, benefits and related taxes	81,648	71,192
Income taxes payable	7,926	13,588
Other accrued taxes	13,335	9,302
Deferred revenue	36,784	31,157
Accrued maintenance and repairs	23,316	17,249
Accrued interest	12,831	16,157
Other accrued liabilities	82,605	45,853
Deferred taxes	17,704	12,372
Short-term borrowings and current maturities of long-term debt	18,730	14,207
Deferred sale leaseback advance	55,934	136,930
Total current liabilities	435,006	457,825
Long-term debt, less current maturities	845,692	827,095
Accrued pension liabilities	99,576	86,823
Other liabilities and deferred credits	39,782	78,126
Deferred taxes	165,655	169,519
Temporary equity	26,223	22,283
Stockholders’ investment:
Common stock	376	373
Additional paid-in capital	781,837	762,813
Retained earnings	1,284,442	1,245,220
Accumulated other comprehensive loss	(270,329)	(156,506)
Treasury shares, at cost	(184,796)	(103,965)
Total Bristow Group stockholders’ investment	1,611,530	1,747,935
Noncontrolling interests	7,256	8,651
Total stockholders’ investment	1,618,786	1,756,586
Total liabilities and stockholders’ investment	$3,230,720	$3,398,257

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fiscal Year Ended March 31,
	2015	2014

Cash flows from operating activities:
Net income	$88,707	$187,779
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114,293	95,977
Deferred income taxes	(7,457)	5,465
Write-off of deferred financing fees	660	12,733
Discount amortization on long-term debt	4,323	3,708
Loss on disposal of assets	35,849	722
Gain on sale of unconsolidated affiliate	(3,921)	(103,924)
Impairment of inventories	7,167	12,669
Extinguishment of debt	2,591	—
Stock-based compensation	16,353	15,433
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	9,418	1,629
Tax benefit related to stock-based compensation	(1,550)	(5,723)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	24,112	3,647
Inventories	(21,478)	12,824
Prepaid expenses and other assets	(25,485)	(3,149)
Accounts payable	(4,665)	(5,154)
Accrued liabilities	29,461	11,697
Other liabilities and deferred credits	(15,152)	(14,239)
Net cash provided by operating activities	253,226	232,094
Cash flows from investing activities:
Capital expenditures	(601,834)	(628,613)
Acquisitions, net of cash received	(20,303)	(39,850)
Proceeds from sale of unconsolidated affiliate	4,185	112,210
Proceeds from asset dispositions	414,859	289,951
Net cash used in investing activities	(203,093)	(266,302)
Cash flows from financing activities:
Proceeds from borrowings	454,393	533,064
Payment of contingent consideration	—	(6,000)
Debt issuance costs	—	(15,523)
Repayment of debt and debt redemption premiums	(460,274)	(512,492)
Proceeds from assignment of aircraft purchase agreements	—	106,113
Partial prepayment of put/call obligation	(59)	(57)
Acquisition of noncontrolling interest	(3,170)	(2,078)
Repurchase of common stock	(80,831)	(77,661)
Common stock dividends paid	(45,078)	(36,320)
Issuance of common stock	5,172	15,398
Tax benefit related to stock-based compensation	1,550	5,723
Net cash provided by (used in) financing activities	(128,297)	10,167
Effect of exchange rate changes on cash and cash equivalents	(22,031)	12,759
Net decrease in cash and cash equivalents	(100,195)	(11,282)
Cash and cash equivalents at beginning of period	204,341	215,623
Cash and cash equivalents at end of period	$104,146	$204,341

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2015	2014	2015	2014
Operating revenue:
Europe	$177,212	$170,715	$779,009	$622,684
West Africa	75,350	83,754	315,897	314,829
North America	58,321	55,560	234,218	229,064
Australia	62,894	40,586	209,020	148,731
Other International	31,826	37,973	135,752	133,794
Corporate and other	15,214	17,450	59,449	71,679
Intra-business unit eliminations	(1,941)	(1,453)	(6,358)	(4,455)
Consolidated	$418,876	$404,585	$1,726,987	$1,516,326

Operating income (loss):
Europe	$16,065	$32,021	$125,016	$114,729
West Africa	25,478	20,792	86,074	80,053
North America	17,537	8,302	52,943	32,255
Australia	(1,479)	762	6,017	5,523
Other International	2,364	19,481	18,609	33,769
Corporate and other	(22,008)	(34,018)	(106,936)	(78,630)
Gain (loss) on disposal of assets	(10,255)	81	(35,849)	(722)
Consolidated	$27,702	$47,421	$145,874	$186,977

Operating margin:
Europe	9.1%	18.8%	16.0%	18.4%
West Africa	33.8%	24.8%	27.2%	25.4%
North America	30.1%	14.9%	22.6%	14.1%
Australia	(2.4)%	1.9%	2.9%	3.7%
Other International	7.4%	51.3%	13.7%	25.2%
Consolidated	6.6%	11.7%	8.4%	12.3%

Adjusted EBITDAR:
Europe	$53,061	$63,606	$255,506	$216,283
West Africa	35,928	27,779	109,154	101,175
North America	28,164	19,663	94,101	73,528
Australia	17,567	9,737	52,596	29,111
Other International	7,515	20,246	35,620	63,778
Corporate and other	(15,905)	(18,108)	(73,153)	(50,219)
Consolidated	$126,330	$122,923	$473,824	$433,656

Adjusted EBITDAR margin:
Europe	29.9%	37.3%	32.8%	34.7%
West Africa	47.7%	33.2%	34.6%	32.1%
North America	48.3%	35.4%	40.2%	32.1%
Australia	27.9%	24.0%	25.2%	19.6%
Other International	23.6%	53.3%	26.2%	47.7%
Consolidated	30.2%	30.4%	27.4%	28.6%

Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe	21,755	19,537	93,344	69,130
West Africa	9,327	10,984	40,958	45,581
North America	9,950	11,322	45,365	56,008
Australia	5,719	2,915	14,292	10,378
Other International	3,544	3,721	14,854	14,303
Consolidated	50,295	48,479	208,813	195,400

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of March 31, 2015
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of FY2015 Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing		Unconsolidated Affiliates (2)
							Total (1)(2)		Total
Europe	45%	—	12	67	—	30	109	—	109
West Africa	18%	9	30	4	—	3	46	—	46
North America	14%	29	23	16	—	—	68	—	68
Australia	12%	2	8	17	—	13	40	—	40
Other International	8%	—	29	8	—	—	37	130	167
Corporate and other	3%	—	—	—	71	—	71	—	71
Total	100%	40	102	112	71	46	371	130	501
Aircraft not currently in fleet: (3)
On order		—	8	37	—	—	45
Under option		—	14	16	—	—	30
_________

(1)	Includes 12 aircraft held for sale and 119 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	2	—	—	2
West Africa	—	3	—	—	—	3
North America	—	3	—	—	—	3
Australia	—	—	—	—	—	—
Other International	—	4	—	—	—	4
Corporate and other	—	—	—	—	—	—
Total	—	10	2	—	—	12

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	5	36	—	13	54
West Africa	—	1	1	—	—	2
North America	1	13	5	—	—	19
Australia	2	2	8	—	4	16
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	28	—	28
Total	3	21	50	28	17	119

(2)	The average age of our fleet, excluding training aircraft, was nine years as of March 31, 2015.

(3)
The 130 aircraft operated by our unconsolidated affiliates do not include those aircraft leased to us. Includes 59 helicopters (primarily medium) and 26 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International Business Unit.

(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

Changes to Business Units
The following tables present our selected operating data for all four quarters within fiscal year ended March 31, 2015 for comparison purposes based on the new region reporting structure effective for fiscal year 2016 discussed above.

	Three Months Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015
	(in thousands, except flight hours and percentages)
	(Unaudited)
Operating revenue:
Europe Caspian	$207,004	$211,516	$195,617	$179,701
Africa	84,572	84,763	86,330	80,340
Americas	90,421	88,678	88,380	86,028
Asia Pacific	54,469	55,034	59,211	68,884
Corporate and other	8,421	7,609	1,849	4,909
Intra-business unit eliminations	(7,552)	(7,142)	(1,069)	(986)
Consolidated	$437,335	$440,458	$430,318	$418,876

Operating income (loss):
Europe Caspian	$42,195	$40,627	$28,550	$17,171
Africa	17,626	19,667	26,379	28,086
Americas	26,658	13,566	19,774	19,178
Asia Pacific	3,330	2,461	5,264	1,400
Corporate and other	(25,227)	(32,384)	(44,720)	(27,879)
Gain (loss) on disposal of assets	610	127	(26,331)	(10,254)
Consolidated	$65,192	$44,064	$8,916	$27,702

Operating margin:
Europe Caspian	20.4%	19.2%	14.6%	9.6%
Africa	20.8%	23.2%	30.6%	35.0%
Americas	29.5%	15.3%	22.4%	22.3%
Asia Pacific	6.1%	4.5%	8.9%	2.0%
Consolidated	14.9%	10.0%	2.1%	6.6%

Adjusted EBITDAR:
Europe Caspian	$70,543	$70,707	$64,107	$55,339
Africa	21,872	26,023	29,785	39,077
Americas	40,081	27,799	33,233	34,822
Asia Pacific	12,820	12,508	14,511	20,142
Corporate and other	(17,693)	(24,968)	(32,580)	(23,050)
Consolidated	$127,623	$112,069	$109,056	$126,330

Adjusted EBITDAR margin:
Europe Caspian	34.1%	33.4%	32.8%	30.8%
Africa	25.9%	30.7%	34.5%	48.6%
Americas	44.3%	31.3%	37.6%	40.5%
Asia Pacific	23.5%	22.7%	24.5%	29.2%
Consolidated	29.2%	25.4%	25.3%	30.2%

Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	24,181	24,340	23,495	21,860
Africa	11,058	10,855	11,004	9,719
Americas	14,261	13,537	14,384	12,201
Asia Pacific	3,678	3,575	4,150	6,515
Consolidated	53,178	52,307	53,033	50,295

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(Unaudited)

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2015	2014	2015	2014
	(In thousands, except per share amounts and percentages)
Adjusted operating income	$49,261	$68,401	$210,564	$233,459
Gain (loss) on disposal of assets	(10,255)	81	(35,849)	(722)
Special items	(11,304)	(21,061)	(28,841)	(45,760)
Operating income	$27,702	$47,421	$145,874	$186,977

Adjusted EBITDAR	$126,330	$122,923	$473,824	$433,656
Gain (loss) on disposal of assets	(10,255)	81	(35,849)	(722)
Special items	(925)	(20,485)	(17,132)	58,740
Depreciation and amortization	(37,129)	(25,645)	(114,293)	(95,977)
Rent expense	(49,928)	(31,139)	(164,767)	(105,769)
Interest expense	(7,895)	(8,237)	(30,310)	(44,938)
Provision for income taxes	(4,390)	(5,529)	(22,766)	(57,211)
Net income	$15,808	$31,969	$88,707	$187,779

Adjusted income tax expense	$(9,222)	$(7,700)	$(37,123)	$(36,064)
Tax (expense) benefit on gain (loss) on disposal of asset	2,168	(21)	7,321	148
Tax benefit (expense) on special items	2,664	2,190	7,036	(21,296)
Net income attributable to Bristow Group	$(4,390)	$(5,531)	$(22,766)	$(57,212)

Adjusted effective tax rate (1)	22.1%	13.2%	21.2%	18.0%
Effective tax rate (1)	21.7%	14.7%	20.4%	23.4%

Adjusted net income	$31,804	$49,129	$133,963	$163,176
Gain (loss) on disposal of assets	(8,087)	60	(28,528)	(574)
Special items	(8,640)	(18,871)	(21,135)	24,135
Net income attributable to Bristow Group	$15,077	$30,318	$84,300	$186,737

Adjusted diluted earnings per share	$0.91	$1.35	$3.77	$4.45
Gain (loss) on disposal of assets	(0.23)	—	(0.80)	(0.02)
Special items	(0.25)	(0.52)	(0.59)	0.66
Diluted earnings per share	0.43	0.83	2.37	5.09
_________

(1)	Effective tax rate is calculated by dividing income tax expense by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted pretax net income.

	Three Months Ended March 31, 2015
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Fleet changes (1)	$(10,379)	$—	$(7,992)	$(0.23)
Severance costs (2)	(925)	(925)	(648)	(0.02)
	$(11,304)	$(925)	$(8,640)	(0.25)

	Three Months Ended March 31, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Impairment of inventories (3)	$(10,540)	$(10,540)	$(8,379)	$(0.23)
Restructuring items (4)	(771)	(771)	(3,126)	(0.09)
Líder taxes (5)	4,233	4,233	2,751	0.08
Mexico goodwill impairment (6)	(576)	—	(374)	(0.01)
Nigeria fire (7)	(8,569)	(8,569)	(6,598)	(0.18)
CEO succession planning and officer separation (8)	(4,838)	(4,838)	(3,145)	(0.09)
Total special items	$(21,061)	$(20,485)	$(18,871)	(0.52)

	Fiscal Year Ended March 31, 2015
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (9)	$—	$3,921	$2,549	$0.07
North America restructuring (10)	(1,611)	(1,611)	(1,047)	(0.03)
CEO succession (11)	(5,501)	(5,501)	(3,576)	(0.10)
Impairment of inventories (3)	(7,167)	(7,167)	(5,734)	(0.16)
Repurchase of 6¼% Senior Notes (12)	—	(2,591)	(2,113)	(0.06)
Accrued maintenance cost reversal (13)	813	813	642	0.02
Accounting correction (14)	(4,071)	(4,071)	(3,216)	(0.09)
Fleet changes (1)	(10,379)	—	(7,992)	(0.22)
Severance costs (2)	(925)	(925)	(648)	(0.02)
Total special items	$(28,841)	$(17,132)	$(21,135)	(0.59)

	Fiscal Year Ended March 31, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (15)	$—	$103,924	$67,897	$1.85
Cancellation of potential financing (16)	—	—	(8,276)	(0.23)
Impairment of inventories (3)	(12,669)	(12,669)	(10,071)	(0.27)
Restructuring items (4)	(5,521)	(5,521)	(6,466)	(0.18)
Líder taxes (5)	(13,587)	(13,587)	(8,832)	(0.24)
Mexico goodwill impairment (6)	(576)	—	(374)	(0.01)
Nigeria fire (7)	(8,569)	(8,569)	(6,598)	(0.18)
CEO succession planning and officer separation (8)	(4,838)	(4,838)	(3,145)	(0.09)
Total special items	$(45,760)	$58,740	$24,135	0.66

_________

(1)	Relates to additional depreciation expense due to fleet changes.

(2)	Relates to severance expense included in direct costs and general and administrative expense in our West Africa Business Unit.

(3)
Relates to the increase in inventory charges as a result of our review of excess inventory on aircraft model types we ceased to own or plan to dispose of during the next two years. The fiscal year 2015 impairment charge related primarily to spare parts held for a large aircraft model where we decided to accelerate removal from our fleet into fiscal year 2016. The fiscal year 2014 inventory impairment primarily relates to a medium aircraft type that is being replaced by newer technology models.

(4)
Relates to charges of $0.8 million and $3.4 million for the three months and fiscal year ended March 31, 2014, respectively, associated with the restructuring of our North America Business Unit and planned closure of our Alaska operations which related primarily to employee severance and retention costs, a charge of $2.1 million for the fiscal year ended March 31, 2014 associated with severance costs in the Southern North Sea related to the termination of a contract and $2.6 million of tax expense for the three months and fiscal year ended March 31, 2014 related to an internal reorganization.

(5)
Relates to higher earnings of $4.2 million from Líder from an adjustment to tax charges recorded during the December 2013 quarter and a tax indemnity payment from the other Líder shareholders resulting from a tax amnesty payment Líder made to the Brazilian government. During fiscal year ended March 31, 2014, we recorded $13.6 million of lower earnings from Líder due to additional tax charges resulting primarily from the tax amnesty payment Líder made to the government of Brazil.

(6)	Relates to an impairment of goodwill in Mexico as all our contracts in Mexico have ended.

(7)	Relates to higher insurance expense due to a fire in Nigeria.

(8)	Relates to CEO succession planning of $1.9 million and officer separation costs of $2.9 million.

(9)	Relates to a gain resulting from the sale of our 50% interest in HCA for £2.7 million, or approximately $4.2 million.

(10)
Relates to a charges associated with the restructuring of our North America Business Unit and planned closure of our Alaska operations which related primarily to employee severance and retention costs.

(11)	Relates to CEO succession cost.

(12)	Relates to premium and fees associated with the repurchase of some of our 6 ¼% Senior Notes due 2022.

(13)	Relates to the reversal maintenance costs associated with a prior obligation to repair certain aircraft in our fleet we ultimately did not incur.

(14)	Relates to an accounting correction that impacted net income by $4.1 million for fiscal year 2015.

(15)	Relates to a gain resulting from the sale of our 50% interest in the FB Entities.

(16)
Relates to a charge to interest expense of $12.7 million, resulting from the write-off of unamortized deferred financing fees related to a potential financing in connection with our bid to provide SAR services in the U.K. During the June 2013 quarter, we increased our borrowing capacity on our revolving credit facility from $200 million to $350 million and cancelled this potential financing.

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